Exhibit 10.1

FIFTH AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
THIS FIFTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Employment Agreement”) is made and entered into as of the 22nd day of October, 2013 by and between Teledyne Technologies Incorporated, a Delaware corporation with its executive offices at 1049 Camino Dos Rios, Thousand Oaks, California 91360 (the “Company”), and Dr. Robert Mehrabian, an individual residing at 5388 Baseline Avenue, Santa Ynez, California 93460 (the “Executive”).
RECITALS

WHEREAS, this Employment Agreement is an amendment and restatement of the Fourth Amended and Restated Employment Agreement entered into as of January 21, 2009;

WHEREAS, as of the date hereof, the term of employment of the Executive under the Fourth Amended and Restated Employment Agreement continues through at least December 31, 2014; and
WHEREAS, this Employment Agreement is entered into primarily to reflect actions of the Personnel and Compensation Committee taken on October 22, 2013, to amend provisions of the Employment Agreement to extend the current term of employment of the Executive by an additional three years, as well as to update the Employment Agreement to reflect the Executive’s current and adjusted base salary, annual incentive plan target percentage and restricted stock award base salary percentage.
NOW, THEREFORE, in consideration of the respective covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto agree as follows:
1.     Term of Agreement. This Employment Agreement, as amended and restated, shall be effective as of the date first above written and shall continue in effect through December 31, 2017 (the “Term”).
2.    Employment Agreement to Supplement the CIC Agreement. This Employment Agreement, as amended and restated, shall supplement the CIC Agreement and the terms and conditions of this Employment Agreement are not intended to alter or vary the terms and conditions of the Amended and Restated Change in Control Severance Agreement dated as of January 31, 2011 (the “CIC Agreement”). The intention of this Employment Agreement is to memorialize certain terms and conditions of the employment of the Executive which are particular to him and not specified in the CIC Agreement. Except as specifically set forth herein, initially capitalized terms shall have the meaning ascribed thereto under the CIC Agreement which is incorporated herein and made a part hereof as if set forth at length.
3.     Position and Duties. The Company shall employ Executive and the Executive shall serve as the Chairman, President and Chief Executive Officer of the Company and shall have primary responsibility to manage and direct the day-to-day business of the Company including the generation of income and control of expenses. Subject to the approval of the Board of Directors of the Company, the Executive may serve as a director of charitable organizations and/or for profit corporations which do not compete with the Company or any of its subsidiaries and affiliates. The Company acknowledges that Executive serves as a director of PPG Industries, Inc. as of the date hereof and agrees that the Executive may continue to serve as a director of that corporation.
4.     Compensation. The Executive shall receive the following items of compensation at the rates thereof set forth below.

a. Base Salary. The Executive’s current annual base salary (“Base Salary”) is Nine Hundred Ten Thousand Dollars ($910,000) and effective January 1, 2014 and for the remainder of the Term, the Company shall pay Executive a Base Salary of Nine Hundred Thirty Thousand Dollars ($930,000). Base Salary shall be paid periodically in accordance with normal Company payroll practices applicable to executive employees.
b. Participation in Compensation Plans and Programs. In accordance with the respective terms and conditions of the respective plans and programs, the Executive shall be entitled to participate in the following compensation plans and programs:

1.	AIP. In the AIP at an annual opportunity at 120% of Base Salary if targets are reached at 100%, or such greater percentage if provided in the AIP for any year.

2.	PSP. In the PSP at an opportunity equal to 150% of Base Salary if targets are reached at 100%, or such greater percentage if provided in the PSP for any measurement period.

3.
Restricted Stock Award Program (“RSAP”). In the RSAP with annual grants of restricted stock equal to at least 100% of Base Salary as of the date of this grant subject to meeting targets set forth in the RSAP.

4.	Stock Options. Eligibility to receive future grants of options in a number determined by the Committee, each subject to the terms and conditions of the Stock Option Incentive Plan.
5.     Employee Benefits. The Executive shall participate in each qualified, non-qualified and supplemental employee benefit, executive benefit, fringe benefit and perquisite plan, policy or arrangement of the Company applicable to executive level employees, including, but not limited to, expense reimbursement policies and use of an automobile, in each case, in accordance with the terms and conditions thereof (including tax equalization payments to the extent provided with respect to such plans by Allegheny Teledyne Incorporated on or prior to November 29, 1999) as in effect from time to time. It is understood and agreed that effective June 1, 2007, the Company shall no longer be required to provide a country club and a city club membership and related applicable tax gross-ups to the Executive. Nothing in this Employment Agreement shall be construed as preventing the amendment or termination of any such plan, policy or arrangement by the Company so long as such amendment or termination affects all executive employees of the Company then participating.
6.     Non-Qualified Pension Arrangement. In addition to the employee benefits described in Section 5, the Company will pay to the Executive (or his designee if amounts are payable after the death of the Executive) following his Retirement (as defined below), as payments supplemental to any accrued pension under the Company's qualified pension plan, an annual amount, paid in equal monthly installments, equal to 50% of his Base Compensation at the rate in effect on the date of his Retirement. Such annual amount shall be paid each year for ten (10) years following his Retirement; it being recognized that, as per Executive’s original employment agreement, the Executive as of August 1, 2007, has rendered to the Company ten years of service (including the period from August, 1997 through and including November, 1999 rendered as service to the Company's predecessor, Allegheny Teledyne Incorporated).

For purposes of Section 6 of this Employment Agreement and without effect upon whether the Executive is deemed to be retired under the CIC Agreement, the Executive will be deemed to have a Retirement upon his Separation From Service with the Company for any reason other than for Cause. For purposes of Section 6 of this Employment Agreement, the Executive shall be deemed to have experienced a Separation From Service upon the Executive’s death, Disability, or upon the complete cessation of the Executive’s service to the Company as an employee or as an independent contractor as determined in the sole discretion of the Company; provided, however, that the Executive’s cessation of services shall not constitute a Separation From Service if the Company anticipates a renewal of the Executive’s services as an employee, independent contractor or in any other capacity. For purposes of this Section 6 of the Employment Agreement, the Executive shall be deemed to have experienced a Separation From Service due to Disability where, in the sole discretion of the Company:

(a)
The Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(b)
The Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

Additionally, and notwithstanding the foregoing, in the event of a Separation From Service for any reason other than Disability, payment shall be made six months after the date of Separation From Service, but in no event shall payment be made, or commence to be made, after the later of (i) the last day of the calendar year in which such six-month date occurs or (ii) 2 ½ months after the occurrence of the six-month date and the initial payment shall be equal to six times the monthly amount otherwise due and the next and each subsequent monthly payment shall be equal to one times the monthly amount otherwise due. Payments made pursuant to this Section 6 resulting from Separation From Service due to Disability shall commence as soon as administratively feasible following such Separation From Service, but in no event shall distribution be made, or commence to be made, after the later of (i) the next following December 31 or (ii) 2 ½ months after the date of such Separation From Service due to Disability.

The provisions of this Section 6 are intended to comply with the requirements applicable to nonqualified deferred compensation plans under Section 409A of the Code. Notwithstanding any other provision of this Employment Agreement, this Section 6 shall be interpreted and administered in accordance with the requirements of Section 409A of the Code.

7.    Binding Agreement. The Company will use its best efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company) to expressly assume and agree to perform this Employment Agreement and the CIC Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be deemed to be a termination without Cause for purposes of this Employment Agreement and the CIC Agreement. For purposes of implementing the foregoing, the date on which any such succession becomes effective shall be the Date of Termination.
8.    Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed to have been effectively made or given if personally delivered at the address first above written or such other address as may be given by one party to the other.
9.     Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount payable under this Employment Agreement of any payroll and withholding taxes required by law, as determined by the Company in good faith.
10.    Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of California without reference to rules relating to conflict of law.
11.    Headings. The headings of sections are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
12.    Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
IN WITNESS WHEREOF, the parties have executed this Fifth Amended and Restated Employment Agreement as of the day and year first above written.

EXECUTIVE

/s/ Robert Mehrabian
Robert Mehrabian

TELEDYNE TECHNOLOGIES INCORPORATED

By:	/s/ Charles Crocker
Name:	Charles Crocker
Title:	Chair, Personnel and Compensation Committee